                                                                   Exhibit 99.02


                                            SMITH BARNEY HOLDINGS INC. Form 10-Q
                                            September 30, 1994
                                            Page 16

     In June, 1994, several actions relating to trading practices on the National Association of Securities Dealers Automated Quotation system were filed against a number of broker/dealers, including SBI, in various federal courts. In October 1994, the actions were consolidated in the Federal District Court for the Southern District of New York. The plaintiffs purport to represent a class of purchasers of stock trading in that system over the last four years. The claims generally allege price-fixing violations under the federal antitrust laws and violations of the federal securities laws relating to the use of even-eighth price quotes instead of odd-eighth bid and asked quotes. A consolidated amended complaint is expected to be filed in mid-December 1994. The Company is reviewing these allegations, believes that it has meritorious defenses and intends to vigorously defend against these claims.

                                                            COMPANY'S FORM 10-K
                                                            December 31, 1995
                                                            Page 65

     For information concerning actions filed against a number of broker-dealers, including SBI, relating to trading practices on the National Association of Securities Dealers Automated Quotation system, see the description that appears in the third paragraph of page 16 of the Quarterly Report on Form 10-Q of Smith Barney Holdings Inc. for the quarter ended September 30, 1994, which description is incorporated by reference herein. A copy of the pertinent paragraph is included as an exhibit to this Form 10-K. A consolidated amended complaint was filed in December 1994. In August 1995, the defendants' motion to dismiss was granted with leave to replead, and a consolidated amended complaint was filed.

                                                            COMPANY'S FORM 10-K
                                                            December 31, 1996
                                                            Page 83

     For information concerning actions filed against a number of broker-dealers, including SBI, relating to trading practices on the National Association of Securities Dealers Automated Quotation system, see the descriptions that appear in the third paragraph on page 16 of the Quarterly Report on Form 10-Q of SB Holdings for the quarter ended September 30, 1994 and the last full paragraph on page 65 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which descriptions are incorporated by reference herein. A copy of the pertinent paragraphs of such filing is included as an exhibit to this Form 10-K. In March 1996, plaintiffs filed a motion for class certification.